Exhibit 99.1

MEDALIST DIVERSIFIED REIT, INC. ANNOUNCES

APPOINTMENT OF MARC CARLSON TO ITS BOARD OF DIRECTORS

RICHMOND, VA., FEBRUARY 6, 2025--(BUSINESS WIRE)--Medalist Diversified REIT (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing commercial real estate, announced today that its Board of Directors has appointed Marc Carlson to its Board of Directors. A seasoned executive with extensive experience in technology, sales, and strategic leadership, Mr. Carlson brings a wealth of expertise to support the Company’s plans for long-term growth and innovation. Currently a CEO advisor and coach, and a board member to several technology companies, Mr. Carlson is also a board member and senior advisor to the Krach Institute for Tech Diplomacy at Purdue University.  Prior to his current positions, Mr. Carlson served as the Vice President of Enterprise Sales and Chief Customer Officer at DocuSign, the CEO of Microposite (Clean Technology Materials Company) and was an early employee at Ariba (now SAP).  Beyond his corporate leadership, Mr. Carlson is a successful real estate investor, managing a multi-state portfolio of retail, industrial, medical, and land investments.

Frank Kavanaugh, Chairman, CEO and President of Medalist, expressed enthusiasm for the appointment: “Marc’s deep expertise in enterprise sales, technology, and strategic leadership, along with his experience advising high-growth companies, makes him an invaluable addition to our board. His proven leadership will be instrumental in driving our mission forward.”  Mr. Carlson’s appointment reflects Medalist’s dedication to strengthening its leadership team with accomplished professionals who can provide strategic insight and industry expertise.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are not historical and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate, “may,” “will,” “should,” “could” and “underscore” and include Kavanaugh’s quotation and statements about Medalist’s strategy and the impact of Kramer’s appointment to the Board of Directors. Forward-looking statements are based upon the Company’s present expectations but are not guarantees or assurances as to future developments or results. Factors that may cause actual developments or results to differ from those reflected in forward-looking statements include, without limitation, those included in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes and new developments except as required by law or regulation.

About Medalist Diversified REIT, Inc.

Medalist Diversified REIT, Inc. (NASDAQ: MDRR) is a real estate investment trust specializing in the acquisition, management, and redevelopment of commercial real estate, with a focus on retail, office, and industrial properties in the Southeast U.S. Medalist is headquartered in Richmond, Virginia, and is committed to creating long-term value for its shareholders through a combination of strategic acquisitions, hands-on management, and financial discipline.

For additional information, please visit www.medalistreit.com or contact:

Brent WinnKevin Egan, CFA, CAIA, CPA

(804) 338-7708(724) 757-0525
bwinn@medalistreit.comkegan@medalistreit.com